Filed Pursuant to Rule 424(b)(3)

File No. 333-133225

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

SUPPLEMENT DATED DECEMBER 21, 2018

TO THE

PROSPECTUS DATED MAY 1, 2006, AS SUPPLEMENTED

FOR THE

RATEMAXSM MODIFIED GUARANTEED ANNUITY CONTRACT

This Supplement updates certain information contained in the RateMaxSM modified guaranteed annuity contract. Capitalized terms used in this Supplement have the same meaning as provided in the Prospectus.

Rule 12h-7 Exemption

Transamerica Advisors Life Insurance Company is relying on the exemption provided by Rule 12h-7 under the Securities Exchange Act of 1934 (“1934 Act”). In reliance on that exemption, Transamerica Advisors Life Insurance Company will not file the periodic reports that would otherwise be required under the 1934 Act.

Please read this Supplement carefully and retain it for future reference.